Exhibit 10.29

CYABRA STRATEGY LTD.

SHARE OPTION PLAN

CYABRA STRATEGY LTD.

SHARE OPTION PLAN

1. Purpose. The purpose of this Share Option Plan (the “Plan”) is to advance the interests of Cyabra Strategy Ltd. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or an Affiliate (as defined below). The provisions specified hereunder apply only to persons who are subject to taxation by the State of Israel with respect to their Options (as defined below).

2. Definitions

2.1 Defined Terms.  Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“102 Participant”	means, an Israeli tax resident who is an employee or a director of the Company or an Israeli Affiliate, on behalf of whom an Option is granted under Section 102.

“Administrator”	means the Board of Directors of the Company, or a committee to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan. The Administrator, if it is a committee, shall consist of such number of members (but not less than two (2)) as may be determined by the Board.

“Affiliate(s)”	means a present or future company that either (i) Controls the Company, (ii) is Controlled by the Company; or (iii) is Controlled by the same person or entity that Controls the Company.

“Applicable Law”	means all laws applicable to the grant of Options pursuant to this Plan, including but not limited to the requirements under tax laws, social security laws, security laws, companies laws, any stock exchange or quotation system on which the Shares are listed or quoted, the applicable law in the country or jurisdiction of any such system, and the applicable law of any other country or jurisdiction where Options are granted under the Plan.

“Board”	means the board of directors of the Company.

“Cause”	means, when used in connection with the termination of a Participant’s employment with, or services to the Company or an Affiliate, and forming the basis of such termination: (a) the definition ascribed to Cause in the individual employment agreement or services agreement between the Company and/or its Affiliate and the Participant; or (b) if no such definition exists, then it shall include (but not be limited to): (i) dishonesty, insubordination, substantial malfeasance or nonfeasance of duty towards the Company and/or an Affiliate; (ii) deliberate cause of harm to Company’s and/or Affiliate’s business affairs, and/or any action which has a detrimental effect on the Company and/or its Affiliate’s reputation or business; (iii) commitment of a dishonorable criminal offense; (iv) unauthorized disclosure of confidential information or conduct substantially prejudicial to the business of the Company or an Affiliate; or (v) any substantial breach by the Participant of: (A) his or her employment or service agreement with the Company or an Affiliate; or (B) any other obligations owed by the Participant to the Company or an Affiliate.

“Commencement Date”	means the date of commencement of the Vesting Schedule (as defined below) with respect to a Grant of Options which, unless otherwise determined by the Administrator, shall be the date on which such Options shall be granted.

“Company”	means Cyabra Strategy Ltd., a company incorporated under the laws of the State of Israel.

“Consultant”	means an Israeli resident, who serves as a consultant of the Company or an Israeli resident Affiliate, and is not entitled to receive Options under Section 102, on behalf of whom an Option is granted under Section 3(i).

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102 of the Tax Ordinance.

“Date of Grant”	shall have the meaning set forth in Section 6.2 of this Plan.

“Director”	means a member of the Board.

“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Earned Income Track”	means the Company’s choice of the work income course of taxation for share allocation to employees under Section 102 through a trustee.

“Election”	shall have the meaning set forth in Section 11.1 of this Plan.

“Employee”	shall have the meaning set forth in Section 102.

“Exercise Notice”	shall have the meaning set forth in Section 7.4(a) of this Plan.

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such Option into an Underlying Share.

“Fair Market Value”	means, as of any date, the value of a Share determined as follows: (i) if the Company’s shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price of such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102 (and in particular Section 102(b)(3)), if on the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant under the Section 102 Capital Gains Track, the Fair Market Value of a Share on its date of grant shall be determined in accordance with the average value of the Company’s shares during the thirty (30) trading days immediately preceding the date of grant (if the Company’s shares are listed on the date of grant) or during the thirty (30) trading days immediately following the date of registration for trading (if the Company’s shares will be listed within ninety (90) days following the date of grant), as the case may be; or (ii) if the Company’s shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Company’s shares on the last market trading day prior to the day of determination; or (iii) in the absence of an established market for the Company’s shares, the Fair Market Value shall be determined in good faith by the Administrator.

“Grant Letter”	means a written agreement between the Company to a Participant evidencing the terms and conditions of an individual grant of Options. The Grant Letter shall specify: (i) the Tax Provision under which the Option is granted; (ii) the Tax Track that the Company has elected according to Section 11 of this Plan (if applicable); (iii) the Exercise Price; (iv) the number of Options granted to the Participant; (v) the Date of Grant; and (vi) the Vesting Schedule.

“Grant of Options” or “Granted Options”	means the grant of Options by the Company to a Participant pursuant to a Grant Letter.

“Holding Period”	means with respect to Options granted under Section 102, the minimum period in which the Options granted to a Participant or, upon exercise thereof, the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company elected.

“IPO”	means the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

3. “ITA”	means the Israeli Tax Authority.

“Merger Transaction” or “Merger”	means, any Liquidation Event, Deemed Liquidation Event, and/or any other similar or parallel definition as defined in and determined pursuant to the Articles of Association of the Company, as amended from time to time, excluding any Re-organization or Spin-off Transaction, and including, for the avoidance of doubt: (a) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or (b) a sale of all or substantially all of the shares of the share capital of the Company whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement; or (c) a merger, consolidation or like transaction of the Company with or into another corporation including a reverse triangular merger but excluding a merger which falls within the definition of Re-organization.

“Option”	means an option to purchase one or more Shares of the Company.

“Non-Qualified Participant”	means a person who is not qualified to receive Options under the provisions of Section 102, on behalf of whom an Option is granted under Section 3(i).

“Participant”	means 102 Participant, or a Non-Qualified Participant, or a Consultant.

“Plan” or “Option Plan”	means this Share Option Plan, as may be amended from time to time.

“Re-organization”	means, any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the ordinary shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation and in which there is no material change to the interests held by the Shareholders prior to such transaction and thereafter.

“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by the Applicable Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Section 3(i)”	means section 3(i) of the Tax Ordinance and the applicable rules thereto or under applicable regulations.

“Share(s)”	means, ordinary share(s) of the Company, having a par value of NIS 0.01 each.

“Shareholders”	means, the shareholders of the Company.

“Spin-off Transaction”	means, any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the Shareholders hold equal stakes, pro-rata to their ownership of the Company.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Provision”	means, with respect to the Grant of Options, the provisions of one of the three Tax Tracks in Section 102, or the provisions of Section 3(i).

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the Capital Gains Track Through a Trustee; (2) Earned Income Track; or (3) the Income Tax Track Without a Trustee.

“Term of the Options”	means, with respect to granted but unexercised Options, the time period set forth in Section 9 of this Plan.

“Trust Agreement”	means the agreement/s between the Company and the Trustee regarding the Options granted under this Plan to Section 102 Partipants and the underlying Shares to be held in trust, as in effect from time to time.

“Trustee”	means a trustee appointed by the Company to hold in trust, the Granted Options and the Underlying Shares issued upon exercise of such Options, on behalf of Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise of the Options granted in accordance with the Plan.

2.2 General. Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

3. Shares Available for Options. The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 of this Plan. In the event that Options are expired or forfeited or otherwise terminated in accordance with the provisions of the Plan, such expired or terminated Options shall become available for future grants under the Plan.

4. Adjustments

4.1 Changes in Capitalization. Subject to any required action by the Shareholders, the number of Underlying Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan, and the per share exercise price of each such Option, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Shares or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company without changing the aggregate exercise price, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Administrator may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by any Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding Shares, and in the event of the Company being consolidated with or merged into any other corporation.

4.2 Merger Transaction. In the event of a Merger Transaction, any and all outstanding and unexercised unvested Options will be cancelled for no consideration, unless determined otherwise by the Administrator. The Administrator at its sole and absolute discretion may decide: (i) if and how the unvested Options, as the case may be, shall be canceled, exchanged, assumed, replaced, repurchased or accelerated; (ii) if and how vested Options (including Options with respect to which the vesting period has been accelerated) shall be exercised, exchanged, assumed, replaced and/or sold by the Trustee or the Company (as the case may be) on behalf of the Participants, including determining that all unexercised vested Options shall be cancelled for no consideration upon a Merger Transaction; (iii) how Underlying Shares issued upon exercise of the Options granted under any of the trust tracks and held by the Trustee on behalf of 102 Participants shall be replaced and/or sold by the Trustee on behalf of these Participant; and (iv) how any treatment of Options and underlying Shares may be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the Merger Transaction in relation to Options and underlying Shares of the Company.

In the case of assumption and/or substitution of Options, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Grant Letter shall remain unchanged, including but not limited to the Vesting Schedule, all subject to the determination of the Board, which its determination shall be at its sole discretion and final. The grant of any substitutes for the Options to Participants further to a Merger Transaction, as provided in this section, shall be considered to be in full compliance with the terms of this Plan. The value of the exchanged Options pursuant to this section shall be determined in good faith solely by the Board, based on the Fair Market Value, and its decision shall be final and binding on all the Participants.

For the purposes of this section, the mechanism for determining the assumption or exchange as aforementioned shall be agreed upon between the Board and the successor company.

Without derogating from the above, in the event of a Merger Transaction the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s Shares as part of the Merger Transaction. Each Participant acknowledges and agrees that the Board shall be entitled, subject to any applicable law, to authorize any one of its members to sign any agreement and any share transfer deeds in customary form with respect to the Shares held by such Participant and that such agreement and share transfer deed, as applicable, shall bind the Participant.

Despite the aforementioned and for the avoidance of any doubt, if and when the method of treatment of Options within the scope of an Merger Transaction, as provided above, will in the sole opinion of the Board prevent the consummation of the Merger Transaction, or materially risk the consummation of the Merger Transaction, the Board may determine different treatment for different Options held by Participants such that not all Options will be treated equally within the scope of the Merger Transaction.

4.3 Fraction of Shares. In the event that the Company will be required to issue to a Participant fraction of Shares pursuant to this Section 4, the Company will not issue fraction of Shares and the number of Shares shall be rounded down to the closest whole number of Shares.

4.4 Calculation. For the purposes of this section, the Company’s calculation will be final, and the Participant shall have no claims or demands against the Company or anyone on its behalf.

4.5 Re-Organization. In the event of a Re-Organization the Shares underlying the Options subject to the Plan shall be exchanged or converted into Shares of the Company or successor company in accordance with the exchange effectuated in relation to the Shares of the Company, and the Exercise Price and quantity of shares shall be adjusted in accordance with the terms of the Re-organization. The adjustments required thereby shall be determined in good faith solely by the Board.

4.6 Spin-Off Transaction. In the event of a Spin-Off Transaction, the Board may determine that the holders of Options shall be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the ordinary Shareholders within the Spin-Off Transaction, taking into account the terms of the Options, including the Vesting Schedule and Exercise Price. The determination regarding the Participant’s entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board.

5. Administration of the Plan

5.1 Power. Subject to the Applicable Law, the Articles of Association of the Company, and any resolution to the contrary by the Board, the Administrator is authorized, at its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan (subject to the approval of the Board, if such approval is required by the Applicable Law) including, without limitation:

(A) to determine: (i) the Participants in the Plan, the number of Options for each Participant’s benefit and the Exercise Price; (ii) the time or times at which Options shall be granted; (iii) whether, to what extent, and under what circumstances an Option may be settled, canceled, forfeited, exchanged, or surrendered; (iv) any terms and conditions in addition to those specified in the Plan under which an Option may be granted; (v) any measures, and to take any actions, as deemed necessary or advisable for the administration and implementation of the Plan; (vi) the Exercise Price for any Granted Option; (vii) the terms and conditions under which a Participant may elect to receive Ordinary Shares upon the exercise of the Option or in exchange for the Underlying Shares; (viii) subject to Applicable Law, to make an Election and (ix) to appoint a Trustee; and

(B) to interpret the provisions of the Plan and to take all actions resulting therefrom including without limitation: (i) subject to Section 7 of this Plan, to accelerate the date on which Granted Option under the Plan becomes exercisable; (ii) to waive or amend Plan provisions relating to exercise of Options, including exercise of Options after termination of employment, for any reason; and (iii) to amend any of the terms of the Plan, or any prior determinations of the Administrator.

5.2 Limitations. Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of Applicable Law.

6. Grant of Options

6.1 Conditions for Granting Options. Options may be granted at any time after the fulfillment of all of the following conditions: (i) The Plan has been approved by the necessary corporate bodies of the Company. (ii) Thirty (30) days after a request for approval of the Plan has been filed for approval with the ITA or any longer period, as pursuant to the requirements of the Tax Ordinance. (iii) The Grant has been approved by the necessary corporate bodies of the Company; and. (iv) All other approvals, consents or requirements necessary by Applicable Law have been received or met.

6.2 Date of grant. The date on which Options shall be deemed granted under the Plan shall be the date on which the Company’s Board approved the grant or the date specified as the date of grant in the Grant Letter, if specified (the “Date of Grant”).

6.3 Eligibility for Options. The Administrator may grant Options to any Employee, officer, Director, or Consultant of the Company and its Affiliates.

6.4 Grant Letter. Any grant of Options to a Participant shall be made in a form of a Grant Letter and shall include a copy of the Plan. The receipt by a Participant of such Grant Letter shall be deemed as consent by such Participant that the Option is subject to all the terms and conditions of the Grant Letter and the Plan.

6.5 Material Breach. In an event of a material breach by a Participant of the terms of this Plan or the Grant Letter provided to the Participant, or the applicable engagement agreement with such Participant, and without derogating from any of the remedies available to the Company under any Applicable Law, the Company may, at its sole discretion, after sending a written notice to such Participant, forfeit the right of the Participant to some or all the Options granted to such Participant.

7. Exercise of Options and Sale of Shares

7.1 Exercise Price; Purchase Price. The Exercise Price per Underlying Share deliverable upon the exercise of an Option shall be determined by the Administrator. The Exercise Price shall be set forth in the respective Grant Letter.

7.2 Vesting Schedule. All Options granted to Participants on a certain date shall be, subject to continued employment with or service to the Company or Affiliate by the Participant, with a vesting schedule to be determined by the Administrator and detailed in the respective Grant Letter (the “Vesting Schedule”).

7.3 Minimum Exercise. Unless otherwise determined by the Administrator, no exercise of Options by any Participant shall be for a quantity of less than 10% of the Granted Options. An Option may not be exercised for fractional shares. The exercise of a portion of the Granted Options shall not cause the expiration, termination or cancellation of the remaining unexercised Options.

7.4 Manner of Exercise. An Option may be exercised by and upon the fulfillment of the following prerequisite terms and conditions:

(A) Exercise Notice- The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, with such details including but not limited to: (i) the identity of the Participant; (ii) the number of Options to be exercised; and (iii) the Exercise Price to be paid (the “Exercise Notice”).

(B) Exercise Price- The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Exercise Notice.

(C) Issuance of Underlying Shares- Upon the delivery of a duly signed Exercise Notice and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

(D) Expenses- All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely by the Participant.

7.5 Exercise Restrictions. Notwithstanding anything to the contrary herein, in the event the Participant initiates any legal proceedings to be maintained or instituted against the Company or its Representatives or participates in any manner in any legal proceedings against the Company or its respective Representatives at any time, the Participant’s right to exercise any unexercised Options granted to such Participant, whether vested or not on such date, shall cease as of such date and the Options shall thereupon expire. For purposes of this Section only, the term “Representatives” shall mean the respective past, present and future officers, directors, employees, consultants, holders of equity securities, Affiliates, successors and assigns.

8. Waiver of Option Rights. At any time prior to the expiration of any unexercised Granted Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Granted Options, which the Participant waives, and shall be signed by the Participant. Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants under the Plan.

9. Term of the Options. Unless earlier terminated pursuant to the provisions of this Plan, all granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Commencement Date of such Options.

10. Termination of Employment

10.1 Termination of Employment. If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason (“Termination of Employment”) other than by reason of death, Retirement, Disability or Cause, then any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, at its sole discretion), granted on the Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, on or prior to the earlier of: (a) 90 days after the date of Termination of Employment; or (b) the end of the Term of the Options. All other Granted Options for the benefit of Participant shall expire upon the date of Termination of Employment.

10.2 Termination for Cause. In the event of Termination of Employment of a Participant for Cause, then: (A) the Participant’s right to exercise any unexercised Granted Options, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire, and (B) any unvested Shares shall terminate and expire on the day the Participant has been notified of his/her dismissal or on such earlier date as the Administrator may determine. If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire. The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

10.3 Termination by Reason of Death, Retirement, or Disability

(A) Death- If Termination of Employment is by reason of death of the Participant, than his/her estate, personal representative or beneficiaries may exercise the Participant’s Options, to the extent it was vested within 60 days period following the Participant’s death, at any time but not later than the earlier of: (i) the one (1) year anniversary of Participant’s death; or (ii) the end of the Term of the Options. All other Options granted for the benefit of a Participant and which have not vested within such 60-days period shall expire upon the date of death.

(B) Disability and Retirement- If Termination of Employment is by reason of Retirement or Disability of the Participant, the Participant may exercise any portion of the Options which have vested within 90 days following the date of Retirement or Disability, at any time but not later than the earlier of: (i) the one (1) year anniversary of the date of Retirement or Disability, as the case may be; or (ii) the end of the Term of the Options. All other options for the benefit of a Participant and which have not vested within such 90 days period shall expire upon the date of Retirement or Disability, as applicable.

10.4 Exceptions. In special circumstances pertaining to the Termination of Employment of a certain Participant, the Administrator may at its sole discretion decide to extend any of the periods stated above in Sections 10.1-10.3.

10.5 Transfer of Employment or Service. Subject to the receipt of appropriate approvals from the ITA, if applicable, a Participant’s right to Options granted to him/her under this Plan shall not be terminated, expire or forfeited solely as a result of the fact that the Participant’s employment or service as an employee, officer or director changes from the Company to an Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

11. Options and Tax Provisions. All Options shall be granted under the Plan in accordance with one of the following Tax Provisions:

(A) The Company may grant Options to 102 Participant in accordance with the provisions of Section 102 and the Section 102 Rules; and

(B) The Company may Grant Options to Non-Qualified Participant in accordance with the provisions of Section 3(i).

11.1 Tax Provision Selection. The Company shall elect under which Tax Provision each Option is granted at its sole discretion and in accordance with any Applicable Law (the “Election”). The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Options and/or Shares are granted and, if applicable, under which Tax Track, each Option is granted.

11.2 Section 102 Trustee Tax Tracks.

(a) If the Company elects to grant Options to 102 Participants through: (i) the Capital Gains Track Through a Trustee; or (ii) the Earned Income Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each 102 Participant the granted Options and the Underlying Shares issued upon exercise of such Options.

(b) The Holding Period for the Options and/or Shares will be as follows: (i) The Capital Gains Tax Track Through a Trustee- if the Company elects to grant the Options according to the provisions of this track, then the Holding Period will be 24 months from the Date of Grant, or such period as may be determined in any amendment of Section 102. (ii) Earned Income Track Through a Trustee- if the Company elects to grant Options according to the provisions of this track, then the Holding Period will be 12 months from the Date of Grant, or such period as may be determined in any amendment of Section 102.

(c) Subject to Section 102 and the Section 102 Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of the Options or Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Options or the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Section 102 Rules.

(d) In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options and/or Underlying Shares (the “Additional Rights”), all such Additional Rights shall be granted and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee at least for the remainder of the Holding Period applicable to the Options and/or Underlying Shares, as applicable. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

11.3 Income Tax Track Without a Trustee. If the Company elects to grant Options to 102 Participants according to the provisions of the Income Tax Track Without a Trustee, then the Options will not be subject to a Holding Period.

11.4 Concurrent Conditions. The Holding Period, if any, is in addition to the vesting period with respect to Options, as specified in Section 7.2 of this Plan or in the Grant Letter. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for granted Options.

11.5 Trust Agreement. The terms and conditions applicable to the trust relating to the Tax Track elected by the Company, as appropriate, shall be set forth in Trust Agreement.

For avoidance of doubt it is clarified that the tax treatment of any Option granted under this Plan is not guaranteed and although Options may be granted under a certain tax route, they may become subject to a different tax route in the future.

12. Term of Shares Held In Trust. No Underlying Shares issued upon exercise of Options shall be held by the Trustee on behalf of the Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Underlying Shares.

13. Rights as a Shareholder. Unless otherwise specified in the Plan, a Participant shall not have any rights as a Shareholder with respect to Underlying Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of Shareholders.

13.1 Voting Rights. Until consummation by the Company of an IPO, Underlying Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the Company’s Chairman of the Board or any other representative who shall be appointed by the Board as a representative (the “Representative”) and the following provisions shall apply to the Representative: (i) The Board may, at its discretion, replace the Representative from time to time; (ii) Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the Shareholders in the same proportion as the vote of the other outstanding Shares of the Company, for example, if 80% of the other outstanding Shares of the Company will be voted in favor of certain resolution, and 20% will be voted against, the Shares subject to proxy will be voted in the same manner; (iii) Each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy; and (iv) The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by Applicable Law. In the event the Representative shall have indemnification by virtue of other functions or services he/she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate) , this indemnification shall be in addition to any such other indemnification.

13.2 Dividend. The Participants shall be entitled to receive any cash dividend paid to the Shareholders with respect to Underlying Shares issued to them under this Plan. Payments of such dividend to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Trustee or the Company, as agreed between the Company and the Trustee, in accordance with Applicable Law.

14. No Special Employment Rights. Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Participant. The Options are extraordinary, one-time benefits granted to the Participants and are not and shall not be deemed a salary component for any purpose whatsoever, including, in connection with calculating severance compensation under any Applicable Law.

15. Restrictions on Sale, Transfer and Assumption of Options and Shares

15.1 Options. Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

15.2 Shares. Unless otherwise determined by the Administrator, prior to the consummation by the Company of an IPO, Underlying Shares may not be, directly or indirectly, sold assigned, transferred, pledged, hypothecated or otherwise disposed of, including without limitation, by entering into a swap or other arrangement that transfers any of the economic consequences of ownership of the Underlying Shares, except as provided in this Section 15. Any disposition of Underlying Shares carried out by Participants before an IPO, without the Administrator’s prior written approval, shall be null and void. Unless otherwise determined by the Administrator, any Underlying Shares issued upon exercise of Options granted under any of the tax tracks detailed in Section 11 of this Plan, will be held by the Trustee until the earlier to occur of a Merger, as detailed in Section 4.2 of this Plan, or an IPO.

15.3 Acceleration Provision. The Administrator, at its sole discretion, may decide to add a provision in certain Grant Letters, according to which in case of a Merger or IPO, all or some of the unvested Options or/and Shares, shall automatically accelerate, and become fully vested and exercisable upon such event.

15.4 Lock Up. Notwithstanding the Holding Period, if the Company engages in a financing transaction, or conducts a public offering, at the request of the investors in such transaction or underwriters, as the case may be, the Administrator may determine that the Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of up to 180 days, or such longer period of time as may be recommended by the Board, during which time Participants shall not be allowed to sell the Shares. As a condition for the grant of Options and issuance of Underlying Shares thereunder, each Participant shall execute such other documents and/or agreement as shall be determined by the Administrator at its sole discretion.

15.5 Acknowledgement To Restrictions. As a condition for the grant of Options and issuance of Underlying Shares thereunder, each Participant shall acknowledge the terms and provisions of the corporate documents of the Company, including organizational documents, as amended from time to time, and all other agreements among the Shareholders which are applicable to the holders of the Company’s Shares and shall agree to be bound by their terms with respect to any restriction applicable to the Shares of the Company (including without limitation, any right of first refusal, co-sale and bring along provisions, as applicable).

16. Tax Matters.

(a) This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102 and any written approval or ruling from the ITA. All tax consequences under any Applicable Law (other than stamp duty) which may arise from the Grant of the Options, from the exercise of Options or from the holding or sale of the Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant or from any other event or act hereunder (whether any act of the Participant or of the Company or its Affiliates or of the Trustee), shall be borne solely on the Participant. The Participant shall indemnify the Company and/or Affiliate and /or the Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

(b) Except as otherwise required by Applicable Law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of a Participant or the sale, exchange or other transfer of any Underlying Shares issued upon exercise of Options until all tax consequences (if any) arising from the exercise of such Options or sale, exchange or other transfer of Shares are resolved to the full satisfaction of the Company. Without derogating from the above, the Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

(c) If the Company elects to grant Options according to the provisions of the Income Tax Track Without a Trustee, and if prior to the Exercise of any and/or all of these Options, such Participant ceases to be an Employee, director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options, as the case may be.

(d) It is clarified that if any grants made under either of the tax tracks under Section 102 do not comply with the requirement of such tax route, the grant shall be considered subject to the non-trustee route under Section 102, or Section 3(i) or Section 2 of the Tax Ordinance, as applicable.

17. Withholding Taxes.

(a) Whenever an amount with respect to withholding tax relating to Options granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount that would be sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option and the sale of Underlying Shares, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to Applicable Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

(b) In any case where a tax is required to be withheld in connection with the delivery of Shares of the Company or of an Affiliate under the Plan, the Administrator may at its sole discretion (subject to Applicable Law) grant (either at the time of the grant or thereafter) to a Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that: (i) the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the Participant) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment; or (ii) have the Company withhold from proceeds of the sale of such Shares (either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf) the minimum amount required to be withheld.

(c) Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules or any other Applicable Law, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and the Underlying Shares may be validly transferred upon the death of a Participant in accordance with Section 19 of this Plan, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant in the event he/she would have survived.

18. No Transfer of Options. The Trustee shall not transfer Options to any third party, including a 102 Participant, except in accordance with instructions received from the Administrator.

19. Transfer of Rights Upon Death. No transfer of any Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with all of the following signed and notarized documents: (i) a written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee; (ii) written consent by the transferee to pay any payment due according to the provisions of the Plan and otherwise comply by all the terms of the Plan; and (iii) any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Granted Options or Underlying Shares issued upon the exercise thereof and the validity of the transfer.

20. No Right of Others to Options. Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to Options granted to the Participants under the Plan.

21. Expenses and Receipts. The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Option may be used for general corporate purposes.

22. Required Approvals. The Plan is subject to the receipt of all approvals required under the Applicable Law including under the Tax Ordinance.

23. Treatment of Participants. There is no obligation for uniformity of treatment of Participants.

24. No Conflicts. In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.

25. Participant Undertakings. By entering into this Plan, the Participant shall: (i) agree and acknowledge that he or she have received and read the Plan, the Grant Letter and the Trust Agreement (if applicable); (ii) undertake all the provisions set forth in Section 3(i) or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has elected), the Plan, the Grant Letter and the Trust Agreement (if applicable); and (iii) to the extent the Options are granted under Section 102, the 102 Participant shall undertake that subject to the provisions of Section 102 and the Section 102 Rules, he/she shall not sell or release the Options or Underlying Shares from trust before the end of the Holding Period (if any).

26. Governing Law and Jurisdiction. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to its principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

27. Non-Exclusivity of the Plan. The adoption of this Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or imposing any limitations on the power of the Board to adopt other incentive arrangements as it may deem desirable, including, without limitation, the granting of shares or options otherwise than under this Plan.

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